Exhibit 10.2

AGREEMENT FOR TERMINATION OF LEASE

AND VOLUNTARY SURRENDER OF PREMISES

This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of April 13, 2026 (the “Effective Date”), by and between ARE-10933 NORTH TORREY PINES, LLC, a Delaware limited liability company (“Landlord”), and BOUNDLESS BIO, INC., a Delaware corporation (“Tenant”), with reference to the following:

RECITALS

A. Pursuant to that certain Lease Agreement dated as of December 20, 2021, as amended by that certain First Amendment to Lease dated as of November 1, 2024 (as amended, the “Lease”), Tenant now leases from Landlord certain premises containing approximately 80,168 rentable square feet (the “Premises”) in that certain building located at 10955 Alexandria Way (previously known as “Building 5” at One Alexandria Square), San Diego, California, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The Term of the Lease is scheduled to expire on October 31, 2034 (the “Scheduled Expiration Date”).

C. Tenant and Landlord desire, subject to the terms and conditions set forth below, to accelerate the expiration date of the Term of the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Termination Date. Landlord and Tenant agree, subject to the terms and conditions set forth herein, to accelerate the expiration date of the Term of the Lease from the Scheduled Expiration Date to 11:59 PM Pacific Time on May 31, 2026 (the “Termination Date”). Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no further right to extend the Term of the Lease, and the Term of the Lease shall terminate on the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, if Tenant does not surrender the Premises on or before the Termination Date in strict accordance with the terms of this Agreement, the Term of the Lease shall nonetheless terminate on the Termination Date and the holdover provisions of the Lease shall apply.
2.
Lease Modification Payment. In consideration of Landlord’s agreement to enter into this Agreement, Tenant shall, within ten (10) days after the Condition Precedent (as defined below) has been satisfied, deliver to Landlord a lease modification payment in the amount of $10,000,000.00 (“Modification Payment”).
3.
Security Deposit. Landlord and Tenant hereby agree that, as further consideration for Landlord’s agreement to enter into this Agreement, Landlord shall, after the Condition Precedent has been satisfied, draw down and retain the full amount of the Security Deposit in the amount of $533,117.20 and Tenant shall not be entitled to reimbursement of any portion thereof.
4.
Base Rent and Operating Expenses. Tenant shall be responsible for the payment of all Base Rent, Tenant’s Share of Operating Expenses, Amenities Fee, TI Rent and any other obligations due under the Lease through the Termination Date. Tenant shall not be required to pay Base Rent, Tenant’s Share of Operating Expenses, Amenities Fee or TI Rent for any period following the Termination Date so long as Tenant surrenders the Premises in strict compliance with this Agreement and the Lease, and Tenant is not in breach hereof or under the Lease.
5.
Termination and Surrender. Tenant shall voluntarily surrender the Premises as provided in this Agreement. Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable,

relating to surrendering the Premises in accordance with the surrender requirements set forth in the Lease and in the condition required pursuant to the Lease. After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Notwithstanding the foregoing, except as otherwise provided in Section 6 hereof, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and termination of the Lease provided for herein.
6.
No Further Obligations. Landlord and Tenant each agree that the other is excused following the Termination Date from any further obligations under the Lease with respect to the Premises, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease (excluding those obligations in connection with the reconciliation of Operating Expenses pursuant to Section 5 of the Lease and any obligation to pay unpaid TI Rent in accordance with Section 4(b) of the Lease which, for the avoidance of doubt, shall not survive the termination of the Lease pursuant to this Agreement) and except as provided for in this Agreement. For the avoidance of doubt, Tenant shall not be responsible for any reconciliation of Operating Expenses or for TI Rent following the Termination Date. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any hazardous materials or for violations of any governmental requirements or requirements of applicable law. Nothing herein shall excuse Tenant from its obligations under the Lease, as modified by this Agreement, prior to the Termination Date.
7.
Personal Property. Landlord and Tenant hereby agree that, as consideration for entering into this Agreement, Tenant shall transfer certain furniture, fixtures and equipment to Landlord pursuant to a Bill of Sale and Assignment in the form attached hereto as Exhibit A. Subject to the immediately prior sentence, any personal property of Tenant remaining in the Premises after the Termination Date is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability of any kind to Tenant.
8.
Tenant’s Notice Address. Any notice given by Landlord to Tenant following the Termination Date may be delivered by (i) reputable overnight courier, or (ii) hand delivery with signature confirming receipt to the following address:

Boundless Bio, Inc.

10955 Alexandria Way, Suite 100

San Diego, CA 92121

Attn: Chief Legal Officer

With a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Stephanie L. Fontanes

9.
Condition Precedent. Notwithstanding anything to the contrary contained in this Agreement, Tenant and Landlord acknowledge and agree that the effectiveness of this Agreement shall be subject to the following condition precedent (“Condition Precedent”) having been satisfied: Landlord shall have entered into an agreement (“New Lease”) with a third party (“New Tenant”) pursuant to which New Tenant agrees to lease the Premises, which New Lease shall be on terms and conditions acceptable to Landlord, in Landlord’s sole and absolute discretion. In the event that the Condition Precedent is not satisfied by June 1, 2026, either party shall have the right to terminate this Agreement upon delivery of written notice to the other party, in which case this Agreement shall be null and void and of no further force or effect and, for clarity, Tenant shall have no obligation to make the Modification Payment and Landlord shall have no right to retain the Security Deposit pursuant to Section 3 of this Agreement. Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to cause the Condition Precedent to be satisfied.

10.
Acknowledgment. Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement.
11.
No Assignment. Tenant represents and warrants that, Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and that Tenant holds the interest in the Premises as set forth in the Lease as of the date of this Agreement.
12.
No Modification. This Agreement may not be modified or terminated except in writing signed by all parties.
13.
Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.
14.
Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party.
15.
Choice of Law. Construction and interpretation of this Agreement shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of the State of California.
16.
Opportunity for Consultation. Each party represents and warrants that such party is entering into this Agreement knowingly and voluntarily and that each party has, or has had the opportunity to, review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice prior to executing this Agreement. Each of the parties has had the opportunity to negotiate the terms, conditions and language of this Agreement. The rule of construction that ambiguities are resolved against the drafting party shall not be applied in interpreting this Agreement.
17.
OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
18.
Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
19.
Mutual Release. Upon (i) satisfaction of the Condition Precedent, (ii) Landlord’s receipt of the Modification Payment and draw down of the full Security Deposit, and (iii) Tenant’s surrender of the Premises in accordance with the terms of this Agreement on or before the Termination Date, Landlord and Tenant and their respective partners, affiliates, subsidiaries, directors, officers, successors and assigns, agents, employees, and representatives are fully discharged from any and all Claims arising out of or in connection with existing or potential disputes or matters between Landlord and Tenant arising under or in connection with the Lease prior to the Effective Date of which the releasing party had actual knowledge prior to the Effective Date (“Known Claims”). For the avoidance of doubt, the releases set forth in this Section 19 shall apply with respect to Known Claims only and shall in no event apply with respect to any indemnification or other obligations under the Lease that are not Known Claims which, by their terms, survive the termination of the Lease, including any Claims for injury or death to persons or damage to property or Claims arising under Section 28 or Section 30 of the Lease.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TENANT:

BOUNDLESS BIO, INC.,

a Delaware corporation

By: /s/ Jessica Oien

Name: Jessica Oien
Its: Chief Legal Officer

[x] I hereby certify that the signature, name,
and title above are my signature, name and title

LANDLORD:

ARE-10933 NORTH TORREY PINES, LLC,

a Delaware limited liability company

By: ALEXANDRIA REAL ESTATE EQUITIES, INC.,

a Maryland corporation,

managing member

By: /s/ Scott Sherwood
Name: Scott Sherwood

Its: VP – Real Estate Legal Affairs